EXHIBIT 99.1

SCANNER TECHNOLOGIES ANNOUNCES EXPECTED
RECORD SECOND QUARTER RESULTS

MINNEAPOLIS — (BUSINESS WIRE) — July 2, 2004 — Scanner Technologies Corporation, headquartered in Minneapolis, Minnesota, (OTCBB:SCNI — News) today announced expected results for the second quarter.

The Company indicated that although it has not completed its financial reporting for the quarter, based on preliminary information the Company expects to report revenues of approximately $1,700,000 and net income of approximately $480,000 for the quarter ended June 30, 2004.

Estimates for revenues will represent an increase of approximately 121% from the $767,981 reported in the year ago period ended June 30, 2003 and an increase of 36% from the $1,249,784 reported for the first quarter ended March 31, 2004.

Estimates for net income will represent an increase of approximately 1328% from the $33,625 reported in the year ago period ended June 30, 2003 and an increase of 41% from the $340,272 reported for the first quarter ended March 31, 2004.

Elwin Beaty, President and CEO of Scanner Technologies, stated, “We are pleased to announce that Scanner expects to report continued strong earnings growth for the second quarter and we expect this momentum to continue in the foreseeable future.”

Our statements regarding the revenues and net income that we expect to report for the second quarter and continuing momentum for the foreseeable future are forward looking statements subject to risks and uncertainties that could cause actual results to differ materially from those expected. With respect to expected results for the quarter, such risks and uncertainties include, but are not limited to, identification of unanticipated adjustments in preliminary results based on further review of data or accounting considerations. With respect to our expectation of continuing momentum, such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, working capital limitations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2003.

About Scanner Technologies Corporation:
Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner’s headquarters are located in Minneapolis, Minnesota. The company has a manufacturing facility in Tempe, Arizona, and sells its products through direct sales offices in San Jose, California, Singapore and Geneva, Switzerland and, in key geographical markets, through sales representatives and distributors throughout the world. Scanner’s stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannertech.com.

CONTACT: Scanner Technologies Corporation, Minneapolis
Investor Relations:
763-476-8271